Exhibit 3.10

CERTIFICATE OF FORMATION

OF

TEMPUR WORLD, LLC

This Certificate of Formation of Tempur World, LLC (the “LLC”), dated as of December 29, 2003, is being duly executed and filed by Robert B. Trussell, Jr., as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST: The name of the limited liability company is:

Tempur World, LLC

SECOND: The address of its registered office the State of Delaware is 1209 Orange Street in the City of Wilmington,. County of New Castle, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The Formation shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Tempur World, LLC this 29 day of December, 2003.

By:	/s/ Robert B. Trussell, Jr.
Name:	Robert B. Trussell, Jr.
Title:	Authorized Person

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT CHANGING ONLY THE

REGISTERED OFFICE OR REGISTERED AGENT OF A

LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.	The name of the limited liability company is TEMPUR WORLD, LLC

2.	The Registered Office of the limited liability company in the State of Delaware is changed to 615 South DuPont Highway (street), in the City of Dover, Zip Code 19901. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is National Corporate Research, Ltd.

By:	/s/ Dale E. Williams
Authorized Person

Name:	Dale E. Williams
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